Consent of Independent Registered Public Accounting Firm
We have audited the statement of operations, stockholders deficit and cash flows of Bionovo, Inc. (a Development Stage Company) from inception, February 1, 2002 through December 31, 2004.  We hereby consent to the incorporation by reference into previously filed Registration Statement on Form S-3 (No. 333-144035), Form S-8 (No. 333-140702), and Registration Statements on Form SB-2, (Nos. 333-126399 and 333-140607) of Bionovo Inc., of our report dated April 8, 2005, except for Paragraph 5 of Note 1 which is dated June 28, 2005, relating to the consolidated financial statements from the inception through the period ended December 31, 2004.

We also consent to the reference to us under the heading “experts” in such Registration Statements.

/s/ Stonefield Josephson, Inc.
San Francisco, California
October 15, 2007